ASSIGNMENT AND ASSUMPTION AGREEMENT

                    This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of September 16, 1996, by and among FINGERHUT COMPANIES, INC., a Minnesota corporation ("FCI"), METRIS COMPANIES INC., a Delaware corporation ("Metris") and DIRECT MERCHANTS CREDIT CARD BANK, NATIONAL ASSOCIATION, a national banking association with its principal offices located in Utah (the "Bank").

          W I T N E S S E T H :

                    WHEREAS, FCI and the Bank have entered into that certain Amended and Restated Bank Receivables Purchase Agreement, dated as of May 26, 1995, as amended (the "Bank Receivables Purchase Agreement") pursuant to which FCI has agreed to purchase, and the Bank has agreed to sell, from time to time, certain open-end or revolving credit receivables as described therein;

                    WHEREAS, in connection with a business
          realignment of FCI's subsidiaries, effective as of the date of execution of this Agreement (the "Effective Date"), the Bank will become a direct wholly owned subsidiary of Metris and Metris will be an indirect wholly owned subsidiary of FCI;

                    WHEREAS, in connection with such business realignment, FCI wishes to assign to Metris all of its rights arising under the Bank Receivables Purchase Agreement, effective as of the Effective Date, Metris wishes to accept such assignment and has agreed to assume and perform all of FCI's duties and obligations under the Bank Receivables Purchase Agreement, and the Bank consents to such assignment and assumption;

                    NOW, THEREFORE, in consideration of the terms and conditions hereof and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                    SECTION 1.  Definitions.  Capitalized terms
          used herein and not otherwise defined herein shall have their respective meanings in the Bank Receivables
          Purchase Agreement.

                    SECTION 2.  Assignment and Assumption.  FCI
          hereby assigns to Metris all of its rights arising under the Bank Receivables Purchase Agreement, effective as of the Effective Date, and Metris hereby accepts such assignment. FCI hereby delegates to Metris all of its duties and obligations under the Bank Receivables Purchase Agreement and, for the benefit of FCI and the Bank, Metris hereby assumes and agrees to perform all of FCI's duties and obligations under the Bank Receivables Purchase Agreement. Metris agrees that it shall be liable to the Bank for all of the obligations of FCI arising under and in accordance with the Bank Receivables Purchase Agreement, whether arising prior to or after the Effective Date.

                    SECTION 3.  Representations.

                         (a)  FCI and Metris each represents to the
          other and to the Bank as follows with respect to itself:

                              (i)  Organization and Good
               Standing. It is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, and has the corporate power and authority and legal right to own its property and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver, and perform its obligations under this Agreement.

                             (ii)  Due Qualification.  It is
               duly qualified to do business and is in good standing (or is exempt from such requirements) as a foreign corporation in any state required in order to conduct business and has obtained all necessary licenses and approvals with respect to it required under federal law and the law of the jurisdiction of its incorporation.

                            (iii)  Due Authorization.  The
               execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on its part.

                             (iv)  No Conflicts/No Violation.
               The execution and delivery of this Agreement and the performance of the transactions contemplated hereby (i) do not contravene its certificate of incorporation or by-laws, (ii) violate any material provision of law applicable to it, or (iii) result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any material indenture, contract, agreement, mortgage, deed of trust or other material instrument to which it is a party or by which it or its properties are bound, and (iv) such action does not require any filing (except for the UCC filing), registration, consent or approval under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to it, except for such filings, registrations, consents or approvals as have already been obtained or made and as are in full force and effect.

                              (v)  No Proceedings.  There are
               no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (a) asserting the invalidity of this Agreement, (b) seeking to prevent the consummation of any of the transactions contemplated hereby, (c) seeking any determination or ruling that would materially and adversely affect the performance by it of its obligations hereunder, or (d) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

                         (b)  FCI further represents to Metris that
          (i) the Bank Receivables Purchase Agreement is in full force and effect as of the Effective Date, (ii) it has delivered to Metris, on or prior to the Effective Date, all amendments, modifications or supplements, as the case may be, to the Bank Receivables Purchase Agreement.

                    SECTION 4.  References to FCI.  The parties
          agree that references in the Bank Receivables Purchase Agreement to "Fingerhut" or the "Buyer" shall be deemed to refer, on and after the Effective Date and wherever appropriate in the context, to Metris.

                    SECTION 5.  Amendments to Bank Receivables
          Purchase Agreement.  The parties agree that the Bank
          Receivables Agreement shall be amended as follows:

                              (i)  The word "Purchaser" in the
               sixth line of paragraph (e) of the definition of "Eligible Account" in Article I of the Bank Receivables Purchase Agreement shall be deleted and replaced with "Buyer."

                             (ii)  The definition of "Pooling
               and Servicing Agreement" in Article I of the Bank Receivables Purchase Agreement shall be deleted in its entirety and replaced with the following:

                    "Pooling and Servicing Agreement" shall mean the Pooling and Servicing Agreement dated as of May 26, 1995, as amended from to time, by and among Direct Merchants Credit Card Bank, National Association, as servicer, Metris Receivables, Inc., as transferor, and The Bank of New York (Delaware), as trustee.

                    SECTION 6. Consent of Bank. The Bank hereby consents to the assignment herein by FCI to Metris of all of Metris' rights arising under the Bank Receivables Purchase Agreement and the delegation herein by FCI to, and the assumption herein by, Metris of all of FCI's duties and obligations under the Bank Receivables Purchase Agreement. The Bank agrees that on and after the Effective Date, the Bank shall look only to Metris for the performance of FCI's duties and obligations arising under the Bank Receivables Purchase Agreement prior to the Effective Date and the Bank hereby releases FCI from any and all claims the Bank may have against FCI arising under or in connection with the Bank Receivables Purchase Agreement.

                    SECTION 7. Conditions Precedent. FCI, Metris and the Bank agree that the consummation of the transactions contemplated by (i) the contribution by FCI to Metris of the capital stock of the Bank and Metris Receivables shall have occurred, (ii) the Assignment and Assumption Agreement dated as of September 16, 1996, among FCI, Metris and Metris Receivables, Inc. (formerly Fingerhut Financial Services Receivables, Inc.) ("Metris Receivables") and (iii) Amendment No. 2 dated as of September 16, 1996, among Metris Receivables, as transferor, the Bank, as servicer, and The Bank of New York (Delaware), as trustee, to the Pooling and Servicing Agreement dated as of May 26, 1995, and the satisfaction of the conditions precedent to each of the foregoing stated therein, shall be conditions precedent to the effectiveness of this Agreement.

                    SECTION 8. Indemnification. FCI hereby agrees to indemnify and hold harmless Metris from and against any and all liabilities, losses, damages, claims, actions, and suits, and all costs and expenses relating thereto, including reasonable legal fees, expenses and costs of investigation (collectively, "Claims"), which may at any time be imposed upon, incurred by or asserted against Metris and in any way related to or arising out of the breach of any of the agreements, representations or warranties made by or on behalf of FCI in the Purchase Agreement, except that FCI shall not be required to indemnify Metris for any Claim resulting from (i) Metris' own gross negligence, bad faith or willful misconduct,
          (ii) the breach or inaccuracy of a representation, warranty, agreement or covenant of Metris set forth herein or in the Bank Receivables Purchase Agreement, or
          (iii) any act of or omission by any person or entity occurring subsequent to the Effective Date.

                    SECTION 9.  Indemnification Procedure.
          Notwithstanding the provisions of Section 8 hereof, FCI shall not be required to indemnify Metris under such Section with respect to any Claim unless (a) Metris notifies FCI promptly upon becoming aware of the existence, assertion or likely assertion of such Claim, and in any event before the failure to so notify FCI adversely affects the ability of FCI to defend against such Claim, (b) Metris permits FCI to assume and control the defense of such Claim, and to negotiate and conclude a settlement of such Claim if FCI elects to do so, and
          (c) Metris cooperates with FCI in the defense of such Claim.

                    SECTION 10.  GOVERNING LAW.  THIS AGREEMENT
          SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                    SECTION 11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                    SECTION 12.  Amendments.  The terms of this
          Agreement may not be amended, waived, modified or terminated except by written instrument signed by the parties hereto. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any rights consequent thereon.

                    SECTION 13.  Notices.  All notices and
          communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered by hand or transmitted by telex or other communications device capable of transmitting or creating a written record:

                    (a)  if to FCI:

                         Fingerhut Companies, Inc.
                         4400 Baker Road
                         Minnetonka, Minnesota  55343
                         Attention:  General Counsel
                         Telephone:  (612) 932-3585
                         Telecopy:   (612) 936-5412

          or at such other address as it may have furnished in writing to Metris and the Bank;

                    (b)  if to Metris:

                         Metris Companies Inc.
                         600 South Highway 169, Suite 1800
                         St. Louis Park, Minnesota  55426
                         Attention:  Chief Financial Officer
                         Telephone:  (612) 525-5094
                         Telecopy:   (612) 525-5070

          or at such other address as it may have furnished in writing to FCI and the Bank; and

                    (c)  if to the Bank:

                         Direct Merchants Credit Card Bank, N.A.
                         1455 West 2200 South
                         Salt Lake City, Utah  84119
                         Attention:  Treasurer
                         Telephone:  (801) 974-4699
                         Telecopy:   (801) 974-4630

          or at such other address as it may have furnished in writing to FCI and Metris. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when received and any notice delivered by hand or transmitted by telecommunications device shall be deemed to be given when so delivered or transmitted as applicable. Each party agrees that all notices or other communications permitted or required to be given to FCI under the Bank Receivables Purchase Agreement shall be given to Metris at the address set forth above or at such other address as the Metris may have furnished in writing to the appropriate party.

                    SECTION 14. Successors and Assigns. Neither the obligations of FCI nor the obligations of Metris hereunder, including any obligations assumed as a result of this Agreement, shall be assigned to any person without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

                    SECTION 15.  Headings.  The headings of
          Sections have been included herein for convenience only and should not be considered in interpreting this Agreement.

                    SECTION 16. Survival of Representations. All representations contained in this Agreement shall survive the execution and delivery of this Agreement.


                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    FINGERHUT COMPANIES, INC.

                                    By:________________________
                                       Name:
                                       Title:

                                    METRIS COMPANIES INC.

                                    By:________________________
                                       Name:
                                       Title:

                                    DIRECT MERCHANTS CREDIT CARD
                                        BANK, NATIONAL ASSOCIATION

                                    By:________________________
                                       Name:
                                       Title: